FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz, Philip F.                             Forest Oil Corporation (FST)                (Check all applicable)
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   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [ ]Officer    [ ]Other
    2400 Qwest Tower                        of Reporting       April, 1997                     (give title   (specify title
    555 17th Street                         Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
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    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
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                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)
                                  -------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
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Common Stock
                        04/06/98       A      V     5,950,000      A         (1)       17,084,888         I                 (2)
                                      (1)              shares(1)                           shares
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                                                                                            1,587         D
                                                                                           shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (7/96)

                                                                                                                         Page 1 of 4


FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)


                                                ---------------------------------
                                                      Code    V    (A)      (D)
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FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

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  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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Explanation of Responses:                                                                    SEC 1474 (7/96)


                                                                                                 Page 2 of 4



         Explanation of Responses:

1. Shares to be acquired pursuant to Purchase and Sale Agreement dated as of April 6, 1998 between the Issuer and The Anschutz Corporation
         ("TAC") in consideration of the transfer by TAC to the Issuer of subsidiaries of TAC owning interests in certain oil and gas properties and the prior contribution of up to $55,000,000 by TAC to such subsidiaries.

2. The Reporting Person is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of The Anschutz Corporation, which is the registered owner of the securities indicated.



**       International  misstatements or omissions of facts  constitute  Federal
         Criminal Violations.

Note:    File three copies of this Form,  one of which must be manually  signed.
         If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained     Philip F. Anschutz            May 13, 1998
in this form are not  required to respond  unless the form  displays a currently valid OMB Number.

                                                                                     /s/  PHILIP F. ANSCHUTZ
                                                                                     -------------------------------------
                                                                                          Philip F. Anschutz
                                                                                       ** Signature of Reporting Person



                                                                                                                    Page 3 of 4


                                JOINT INFORMATION

         Name:                                  Anschutz Company

         Address:                               2400 Qwest Tower
                                                555 17th Street
                                                Denver, Colorado 80202

         Designated Filer:                      Philip F. Anschutz

         Issuer and Trading Symbol:             Forest Oil Corporation (FST)

         Date of Event Requiring
         Statement:                             April 6, 1998

         Signature:                             Anschutz Company


                                                By:      /s/ PHILIP F. ANSCHUTZ
                                                         ----------------------
                                                             Philip F. Anschutz
                                                             Chairman


         Name:                                  The Anschutz Corporation

         Address:                               2400 Qwest Tower
                                                555 17th Street
                                                Denver, Colorado 80202

         Designated Filer:                      Philip F. Anschutz

         Issuer and Trading Symbol:             Forest Oil Corporation (FST)

         Date of Event Requiring
         Statement:                             April 6, 1998

         Signature:                             The Anschutz Corporation


                                                By:      /s/ PHILIP F. ANSCHUTZ
                                                         ----------------------
                                                             Philip F. Anschutz
                                                             Chairman


                                                                     Page 4 of 4